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                       UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION         OMB APPROVAL
                   WASHINGTON, D.C. 20549               ------------
                                                     OMB Number:  3235-0145
                                                     Expires:  October 31, 1994
                                                     Estimated average burden
                                                     hours per response...14.90

                        SCHEDULE 13G

         UNDER THE SECURITIES EXCHANGE ACT OF 1934

                     (AMENDMENT NO.1)*

           Federal Agricultural Mortgage Corporation
-------------------------------------------------------------
                      (Name of Issuer)

                Class B Voting Common Stock
-------------------------------------------------------------
                (Title of Class Securities)

                        313148 20 7
             --------------------------------
                          (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 6 pages

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                              13G
CUSIP NO. 313148 20 7                             PAGE 1  OF 3 PAGES
          -----------                                 ---   ---


1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Farm Credit Bank of Baltimore
     IRS No.: 52-1565620
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) / /
                                                                     (b) / /
3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Federal Charter

 NUMBER OF    5      SOLE VOTING POWER
  SHARES             -0-
BENEFICIALLY  6      SHARED VOTING POWER
 OWNED BY            -0-
   EACH       7      SOLE DISPOSITIVE POWER
 REPORTING           -0-
  PERSON      8      SHARED DISPOSITIVE POWER
   WITH              -0-

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0.00%
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     0.00%
12   TYPE OF REPORTING PERSON*
     BK


                     *SEE INSTRUCTION BEFORE FILLING OUT!
                              Page 2 of 6 pages

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                                     13G
CUSIP NO. 313148 20 7                                 PAGE 2  OF 3 PAGES
          -----------                                     ---   ---

1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     The Farm Credit Bank of Columbia
     IRS No.: 57-0314486
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) / /
                                                                     (b) / /
3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Federal Charter

 NUMBER OF    5      SOLE VOTING POWER
  SHARES             -0-
BENEFICIALLY  6      SHARED VOTING POWER
 OWNED BY            -0-
   EACH       7      SOLE DISPOSITIVE POWER
 REPORTING           -0-
  PERSON      8      SHARED DISPOSITIVE POWER
   WITH              -0-


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0.00%
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     0.00%
12   TYPE OF REPORTING PERSON*
     BK


                     *SEE INSTRUCTION BEFORE FILLING OUT!
                              Page 3 of 6 pages

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                                     13G
CUSIP NO. 313148 20 7                                PAGE 3  OF 3 PAGES
          -----------                                    ---   ---

1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     AgFirst Farm Credit Bank
     IRS No.: 57-1016947
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) / /
                                                                     (b) / /
3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Federal Charter

 NUMBER OF    5      SOLE VOTING POWER
  SHARES             84,024
BENEFICIALLY  6      SHARED VOTING POWER
  OWNED BY           -0-
   EACH       7      SOLE DISPOSITIVE POWER
 REPORTING           84,024
  PERSON      8      SHARED DISPOSITIVE POWER
   WITH              -0-

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     84,024
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     15.58%
12   TYPE OF REPORTING PERSON*
     BK


                     *SEE INSTRUCTION BEFORE FILLING OUT!
                              Page 4 of 6 pages

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                              AMENDMENT NO. 1 TO
                                 SCHEDULE 13G

     This Amendment No. 1 to Schedule 13G is being filed by AgFirst Farm Credit Bank ("AgFirst") to reflect the consolidation of the Farm Credit Bank of Baltimore and The Farm Credit Bank of Columbia in accordance with Section
7.12 of the Farm Credit Act of 1971, as amended (the "Farm Credit Act"). AgFirst was chartered by the Farm Credit Administration in accordance with
Section 1.3 of the Farm Credit Act effective April 1, 1995.

ITEM 1.

  (a)     Federal Agricultural Mortgage Corporation
  (b)     919 18th Street, N.W., Suite 200
          Washington, D.C. 20006

ITEM 2.

  (a)     AgFirst Farm Credit Bank
  (b)     1401 Hampton Street, P.O. Box 1499
          Columbia, S.C. 29202
  (c)     Federal Charter
  (d)     Class B Voting Common Stock
  (e)     313148 20 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

  (b)     /x/Bank as defined in section 3(a)(6) of the Act

ITEM 4. OWNERSHIP

  (a)     Amount Beneficially Owned - 84,024
  (b)     Percent of Class - 15.58%
  (c)     Number of shares as to which such person has:
       (i) sole power to vote or to direct the vote - 84,024
      (ii) shared power to vote or to direct the vote - -0-
     (iii) sole power to dispose or to direct the disposition of - 84,024
      (iv) shared power to dispose or to direct the disposition of - -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

     Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not Applicable.


                              Page 5 of 6 pages

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ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     Not Applicable.

ITEM 10. CERTIFICATION

     The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1996


                                        AGFIRST FARM CREDIT BANK


                                        By: /s/ Maxey D. Love, Jr.
                                            ---------------------
                                        Name:   Maxey D. Love, Jr.
                                        Title:  CEO



     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


                              Page 6 of 6 pages